Exhibit 10.1

THIRD AMENDMENT
TO THE
DYNEGY INC. EXECUTIVE SEVERANCE PAY PLAN

WHEREAS, Dynegy Inc. (the “Company”) sponsors the Dynegy Inc. Executive Severance Pay Plan (the “Plan”) for the benefit of its eligible employees and their beneficiaries; and

WHEREAS, Section VII of the Plan allows the Company to amend the Plan at any time; and

WHEREAS, as set forth in the Dynegy Inc. Compensation and Human Resources Committee Charter, effective as of November 11, 2009, the Board of Directors of the Company  (the “Board”) has delegated to the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board the authority to amend the Company’s employee benefit plans as appropriate and also to review and approve severance arrangements applicable to the Company’s “executive officers” (as that term is defined under the Securities Exchange Act of 1934, as amended); and

WHEREAS, the Company desires to amend the Plan to provide for certain enhanced severance benefits for employees covered by the Plan whose employment is terminated during the period beginning on March 7, 2011 and ending on August 31, 2012, and to limit the right to amend, modify, supplement or terminate the Plan in certain respects until after August 31, 2012; and

WHEREAS, the Compensation Committee approved such amendments to the Plan on March 7, 2011;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of March 7, 2011:

I.

The following new definition of “Month of Service” shall be added after the definition of “Month of Base Pay” in Section II of the Plan:

“ ‘Month of Service’ means each complete calendar month of service, whether or not such calendar months are completed consecutively, as an employee of the Company, a company affiliated with the Company, or a predecessor company of the Company for which a Covered Employee is given credit by the Plan Administrator.”

II.

The following new sentence shall be added to the end of the definition of “Severance Period” in Section II of the Plan:

“Notwithstanding the foregoing or anything in this Executive Plan to the contrary, if a Covered Employee receives the enhanced severance benefits under Subsection IV (A) (1) below, ‘Severance Period’ for such Covered Employee means instead the number of months for which such Covered Employee would have received severance pay without application of the severance benefit enhancements, i.e., as calculated in accordance with the first paragraph of Subsection IV (A) rather than Subsection IV (A) (1).”

III.

The following new definition of “Short Term Incentive Compensation Plan or Arrangement” shall be added after the definition of “Severance Period” in Section II of the Plan:

“ ‘Short Term Incentive Compensation Plan or Arrangement’ means any of the Company’s short term annual bonus plans in existence on March 7, 2011, or any additional or successor plans, including, but not limited to, the Dynegy Inc. Incentive Compensation Plan.”

IV.

The following new paragraph shall be added after the first paragraph of Subsection IV (A) of the Plan:

“Notwithstanding the foregoing or anything in this Executive Plan to the contrary, if a Covered Employee’s employment is terminated during the period beginning on March 7, 2011 and ending on August 31, 2012, and such employee is eligible to participate in the Executive Plan in accordance with Section III, in lieu of the severance pay described in the preceding paragraph of this Subsection IV (A), such Covered Employee will instead receive the severance pay set forth below (subject to such Covered Employee’s timely execution of a Release, as further described below).

(1)
Such an eligible Covered Employee will, subject to Subsection IV (A) (3) below, receive one (1) Month of Base Pay for each full, completed Year of Service with the Company and a pro-rated amount for each partial Year of Service, subject to certain minimum and maximum payment requirements. If, at the time such a Covered Employee becomes eligible to receive severance benefits under this Executive Plan, his or her title is “Managing Director,” “Vice President,” or “Senior Vice President,” the Covered Employee will be eligible to receive a minimum of nine (9) Months of Base Pay as severance pay. If, at the time such a Covered Employee becomes eligible to receive severance benefits under this Executive Plan, his or her title is “Executive Vice President,” the Covered Employee will be eligible to receive twelve (12) Months of Base Pay as severance pay. If, at the time such a Covered Employee becomes eligible to receive severance benefits under this Executive Plan, his or her title is Dynegy Inc.’s “Chief Executive Officer” or “Chief Operating Officer” (or other comparable position as designated by the Compensation Committee), the Covered Employee will be eligible to receive twenty-four (24) Months of Base Pay as severance pay. The maximum amount of severance pay available to any such Covered Employee, except for a Covered Employee with the title of Dynegy Inc.’s “Chief Executive Officer” or “Chief Operating Officer” (or other comparable position as designated by the Compensation Committee), under this Subsection IV (A) (1) is twelve (12) Months of Base Pay.

(2)
Additionally, if such an eligible Covered Employee completes at least three (3) Months of Service in each of (x) the performance period (generally the calendar year) under any applicable Short Term Incentive Compensation Plans or Arrangements during which such Covered Employee’s termination of employment occurs (the “Current Performance Period”) and (y) the performance period under any applicable Short Term Incentive Compensation Plans or Arrangements immediately prior to the Current Performance Period (generally the prior calendar year) (the “Prior Performance Period”), such Covered Employee will, subject to Subsection IV (A) (3) below, receive a lump sum cash payment in an amount equal to the sum of (a) (i) the aggregate annual target opportunity under all applicable Short Term Incentive Compensation Plans or Arrangements that could have been earned by such Covered Employee for the Current Performance Period, determined as if all applicable goals and targets had been satisfied in full, multiplied by (ii) a fraction, the numerator of which is the number of days during the period beginning on the first day of such Current Performance Period and ending on the date of such Covered Employee’s termination of employment, and the denominator of which is three hundred sixty-five (365) and (b) (i) if such Covered Employee’s termination of employment occurs before the Dynegy Inc. Board of Directors or Compensation Committee has made a determination regarding short term incentive payment amounts for the Prior Performance Period, the aggregate annual target opportunity under all applicable Short Term Incentive Compensation Plans or Arrangements that could have been earned by such Covered Employee for the Prior Performance Period, determined as if all applicable goals and targets had been satisfied in full or (ii) if such Covered Employee’s termination of employment occurs on or after the Dynegy Inc. Board of Directors or Compensation Committee has made a determination regarding short term incentive payment amounts for the Prior Performance Period, the aggregate annual target opportunity under all applicable Short Term Incentive Compensation Plans or Arrangements earned by such terminated Covered Employee (if any) but not yet paid for the Prior Performance Period.  Further, if such Covered Employee completes at least three (3) Months of Service in the Current Performance Period but not in the Prior Performance Period, such Covered Employee will, subject to Subsection IV (A) (3) below, receive a lump sum cash payment based on the amount described under, and subject to the terms of, Subsection IV (A) (2) (a) above (but not Subsection IV (A) (2) (b)), and if such Covered Employee completes at least three (3) Months of Service in the Prior Performance Period but not in the Current Performance Period, such Covered Employee will, subject to Subsection IV (A) (3) below, receive a lump sum cash payment based on the amount described under, and subject to the terms of, Subsection IV (A) (2) (b) above (but not Subsection IV (A) (2) (a)).

(3)
The Plan Administrator shall determine a Covered Employee’s Months of Base Pay and Months of Service, and the Covered Employee’s full and partial Years of Service, in its sole discretion. The benefits payable under this Executive Plan shall be inclusive of and offset by any other severance or termination payment made by the Company, including payments provided by Subsection D below. Severance pay will be paid to the eligible Covered Employee in a lump sum after the Covered Employee executes the Release and the expiration of any revocation period described in the Release in accordance with the terms and conditions of this Executive Plan no later than March 15th of the calendar year following the year of the Covered Employee’s termination. All severance pay benefits will be subject to withholding for applicable employment and income taxes. The Covered Employee is responsible for informing the Plan Administrator of any change in the Covered Employee’s mailing address by written letter delivered to the Vice President of Human Resources until the Covered Employee’s severance benefits have been paid in full.”

V.

The following new paragraph shall be added to the end of Section VII of the Plan:

“Notwithstanding the foregoing or anything in this Executive Plan to the contrary, the Executive Plan may not be amended, modified, supplemented or terminated, in whole or in part, until after August 31, 2012, unless such amendment is necessary or appropriate to qualify or maintain the Executive Plan so that it satisfies the applicable provisions of the Code and ERISA or unless such amendment increases or enhances benefits under the Executive Plan.”

VI.

Except as modified herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Third Amendment to the Plan be executed on this 21 day of March 2011.

DYNEGY INC.

By:	/s/ Lynn Lednicky
Lynn Lednicky

Title:	EVP, Operations